Exhibit 4.1

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THIS NOTE MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE NOTE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL TO THE HOLDER (IF REQUESTED BY THE COMPANY), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE NOTE MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE NOTE.

$_______________	December __, 2013

BARFRESH FOOD GROUP INC.

Promissory Note

FOR VALUE RECEIVED, Barfresh Food Group Inc., a Delaware corporation, (“Company”), promises to pay to the order of ___________________________, or his, her, or its assigns (the “Holder”), the principal sum of $____________ (“Principal”), together with all accrued and unpaid interest thereon as set forth below (collectively, “Obligations”) payable in payments of interest only commencing March ___, 2014 and continuing on the same day of every third month thereafter until December ____, 2014 (“Maturity Date”) when this Note will be due and payable in full. This Note is one of a series of Promissory Notes containing substantially identical terms and conditions (except for the face amounts) issued on or after the date hereof in the aggregate principal amount of $______________. All such Notes are referred to herein as the “Notes,“and the holders thereof are referred to herein as the “Holders.” This Note is subject to the following terms and conditions.

1. Interest. Unless provided otherwise hereunder, interest will accrue from the issuance date of this Note (the “Closing Date”) on the unpaid principal amount at a rate equal to 2% per annum, until all Obligations under this Note are paid in full. In the event of default, default period interest will accrue at 12% per annum.

2. Payment. All payments shall be made in lawful money of the United States of America at such place as Holder hereof may from time to time designate in writing to the Company. Payments will be credited first to the accrued but unpaid interest and the remainder applied to principal. Prepayment of this Note prior to its maturity is permitted in whole or in part, but all accrued and unpaid interest must be paid at the time of prepayment and all of the Notes must be prepaid on a pro rata basis.

3. Events of Default. If any of the events specified in this Section 3 shall occur (herein individually referred to as an “Event of Default”), the Holders of more than 50% (“Majority Holders”) of the total face amount of the Notes (collectively “Notes”) may, so long as such condition exists, declare the entire principal and unpaid accrued interest hereon immediately due and payable, by notice in writing to the Company:

(a) Default in the payment of the principal or unpaid accrued interest of this Note when due and payable;

(b) The institution by the Company of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to institution of bankruptcy or insolvency proceedings against it or the filing by it of a petition or answer or consent seeking reorganization or release under the federal Bankruptcy Act, or any other applicable federal or state law, or the consent by it to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee or other similar official of the Company, or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the taking of corporate action by the Company in furtherance of any such action;

(c) If, within 60 days after the commencement of an action against the Company (and service of process in connection therewith on the Company) seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been resolved in favor of the Company or all orders or proceedings thereunder affecting the operations or the business of the Company stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within 60 days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment shall not have been vacated;

(d) Any declared default of the Company under any other indebtedness that gives the holder thereof the right to accelerate such other indebtedness;

(e) The Company fails to cure any material breach of its other covenants, agreements, or obligations hereunder, or under the Warrants (“Warrants”) or Registration Rights Agreement (“RRA”) executed in connection with the Notes within 10 days after written notice by the Holder to the Company specifying such breach; or

(f) A material breach of any representation or warranty made by the Company in the Notes (or incorporated therein by reference), the Warrants or the RRA.

4. Pro Rata Payment; No Action on Default. The Company agrees it will make all payments (including prepayments) on this Note and the other Notes on a pro rata basis so that the payment on each Note is the same percentage of the total payments made on all Notes as the indebtedness under each Note is of the total indebtedness under all Notes. In the event the Holder of this Note receives a payment in excess of its pro rata share, the Holder agrees that the excess will be paid to the Holders of the other Notes. The Holder agrees that it will not agree to any modification of this Note and will not accelerate the maturity of this Note without the consent of the Majority Holders. In the event of a default under this Note, the Holder agrees that it will not take any action with respect thereto unless agreed to by the Majority Holders.

5. Transfer; Successors and Assigns. The terms and conditions of this Note will inure to the benefit of and be binding upon the respective successors and assigns of the parties. This Note may not be offered for sale, sold, transferred or assigned (i) in the absence of (a) an effective registration statement for the Note under the Securities Act of 1933, as amended, or (b) an opinion of counsel to the Holder (if requested by the Company), in a form reasonably acceptable to the Company, that registration is not required under said Act or (ii) unless sold or eligible to be sold pursuant to Rule 144 or Rule 144a under said Act. Notwithstanding the foregoing, this Note may be pledged in connection with a bona fide margin account or other loan or financing arrangement secured by this Note. In addition, this Note may not be transferred unless the transferee enters into a written agreement in form and substance acceptable to the Company pursuant to which the transferee agrees to be bound by all of the provisions of this Note. Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name of, the transferee. The Company’s Obligations are due only to the registered Holder of this Note.

6. Right to Extend. Subject to this Section, the Company may extend the maturity of all Notes to June __, 2015 (“Extended Maturity Date”) by written notice (“Extension Notice”) given to the Holders at least 30 and no more than 60 days prior to the initial Maturity Date; provided that: (i) on the date the Extension Notice is given or at any time between such date and the initial Maturity Date, no Event of Default exists and no event or condition exists which with the passage of time, the giving of notice or both would constitute an Event of Default; (ii) commencing on the initial Maturity Date, the interest rate under this Note will be increased to equal 3% per annum and will continue to be payable every three months with all principal and accrued interest under this Note due and payable in full on the Extended Maturity Date; (iii) within 3 days after the initial Maturity Date, but no later than December 30, 2014 in the event that the Maturity Date is after December 27, 2013, the Company will issue to each Holder, Warrants (“Extension Warrants”) in the same form as the Warrants delivered in connection with this Note, but with an exercise price equal to the Volume Weighted Average Price (with such term and the term Trading Day to be as defined in the Warrants) of the Company’s Common Stock during the 10 consecutive Trading Day period immediately prior to the initial Maturity Date, with such Extension Warrants to have a three year term from and after the initial Maturity Date and to be initially exercisable for a number of shares of Common Stock computed by dividing 56.25% of the unpaid principal amount of the Note held by such Holder by the initial exercise price computed as set forth above; (iv) the Company will deliver to each Holder contemporaneously with such Warrants an amendment to the RRA pursuant to which the Company agrees to register the shares of Common Stock issuable upon exercise of the Extension Warrants.

7. Representations, Warranties and Covenants of the Company. The Company hereby represents, warrants and agrees to and with the Holder as follows:

(a) The Company makes the representations, warranties and covenants attached hereto as Schedule I, incorporated herein by reference.

(b) The Company represents and warrants that no event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to the Company, any of its subsidiaries or their respective businesses, properties, prospects, operations or financial condition that would be required to be disclosed by the Company under applicable securities laws on a registration statement on Form S-1 filed with the Securities and Exchange Commission relating to the issue and sale by the Company of its Common Stock and which has not already been publically announced in a current report or disclosed in a current, quarterly or annual report filed by the Company with the Securities and Exchange Commission. No representation or warranty of the Company or any of its subsidiaries contained in the Notes (or incorporated therein by reference), the Warrants or the RRA and no statement or disclosure made by or on behalf of the Company in any of its filings with the Securities Exchange Commission contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

(c) From and after the date of this Agreement, other than payables and vendor financing incurred in the ordinary course of business operations. the Company will not incur any indebtedness for borrowed money without the prior written consent of Majority Holders.

(d) The Company will pay the legal fees of the Holder of the largest Note in connection with the Notes, Warrants and RRA, but not to exceed $10,000.

(e) The Company represents and warrants that no commission, broker, banker, or finder’s fees will be payable in connection with the Notes, the Warrants or the RRA.

(f) Contemporaneously herewith, the Company has entered into the RRA and issued Warrants to each Holder with a 5 year term, an initial exercise price of $0.45 a share and initially exercisable for a number of shares determined by dividing 75% of the face amount of such Holder’s Note by $0.45, and a cashless exercise feature.

8. Representations, Warranties and Covenants of the Holder. The Holder makes the representations, warranties and covenants attached hereto as Schedule II and incorporated herein by this reference.

Notices. Any notices or other communications required or permitted to be given under the terms of this Agreement that must be in writing will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided a confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); (iii) one (1) day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same.; (iv) upon receipt, when sent by email, provided a confirmation of receipt is emailed to sender from recipient.

The mailing and email addresses and facsimile numbers for such communications shall be as set forth in the RRA.

9. Amendments and Waivers. Any terms of the Notes may be amended, modified or waived with, but only with, the written consent of the Company and the Majority Holders; provided, however, that no such waiver, amendment or modification will reduce the aforesaid percentage in interest of the Notes the Holders of which are required to consent to any waiver, amendment or modification; provided, further, that in the event that such waiver, amendment or modification adversely affects the rights or obligations of a Holder in a different manner than the other Holders, such waiver, amendment or modification shall also require the written consent of such differently affected Holder. Any amendment or waiver effected in accordance with this Section will be binding upon the Company, the Holders and each transferee of the Notes.

10. Governing Law. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto will be governed, construed, and interpreted in accordance with the laws of the State of Delaware without giving effect to principles of conflicts of law.

Barfresh Food Group Inc., a Delaware corporation

By:

DEFINITIONS OF TERMS USED IN SCHEDULES I AND II

“8-K Filing” means Current Report on Form 8-K in the form required pursuant to the Exchange Act.

[  ] “Accredited Investor” has the meaning set forth in Rule 501 under the Securities Act.

“Action” means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.

[  ] “Code” means the Internal Revenue Code of 1986, as amended. “Common Stock” has the meaning set forth in the recitals.[  ] “Company” has the meaning set forth in the preamble.

“Company Organizational Documents” means the Certificate of Incorporation and Bylaws of the Company and any other organizational documents of the Company and any of its Subsidiaries, each as amended.

“Contract” means any written or oral contract, lease, license, indenture, note, bond, agreement, arrangement, understanding, permit, concession, franchise or other instrument.

“Convertible Securities” means any stock or other security (other than Options) that is at any time and under any circumstances, directly or indirectly, convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of Common Stock.

“Effectiveness Date” has the meaning ascribed to it in the RRA.

“Filing Deadline” has the meaning ascribed to it in the RRA.

“Eligible Market” means the Principal Market, The New York Stock Exchange, the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the SEC thereunder, all as the same will then be in effect.

“GAAP” means, with respect to any Person, generally accepted accounting principles in the U.S. applied on a consistent basis with such Person’s past practices.

“Governmental Authority” means any domestic or foreign, federal or national, state or provincial, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, political subdivision, commission, court, tribunal, official, arbitrator or arbitral body.

“Intellectual Property” means all industrial and intellectual property, including, without limitation, all U.S. and non-U.S. patents, patent applications, patent rights, trademarks, trademark applications, common law trademarks, Internet domain names, trade names, service marks, service mark applications, common law service marks, and the goodwill associated therewith, copyrights, in both published and unpublished works, whether registered or unregistered, copyright applications, franchises, licenses, know-how, trade secrets, technical data, designs, customer lists, confidential and proprietary information, processes and formulae, all computer software programs or applications, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including manuals, memoranda, and records, whether such intellectual property has been created, applied for or obtained anywhere throughout the world.

“Investor” means the Holder.

“Knowledge” shall mean, except as otherwise explicitly provided herein, actual knowledge after reasonable investigation. The Company shall be deemed to have “Knowledge” of a matter if any of its officers or directors has Knowledge of such matter. Phrases such as “to the Knowledge of the Company” or the “Company’s Knowledge” shall be construed accordingly.

“Laws” means, with respect to any Person, any U.S. or non-U.S., federal, national, state, provincial, local, municipal, international, multinational or other Law (including common law), constitution, statute, code, ordinance, rule, regulation or treaty applicable to such Person.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“License” means any security clearance, permit, license, variance, franchise, order, approval, consent, certificate, registration or other authorization of any Governmental Authority, judicial authority or regulatory body, and other similar rights.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by Law.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on the business, financial condition, operations, results of operations, assets, customer, supplier or employee relations or future prospects of such Person.

“Order” means any order, judgment, ruling, injunction, assessment, award, decree or writ of any Governmental Authority or regulatory body.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Person” means all natural persons, corporations, business trusts, associations, companies, partnerships, limited liability companies, joint ventures and other entities, governments, agencies and political subdivisions.

“Principal Market” means the OTCQB Bulletin Board.

“Registrable Securities” has the meaning ascribed to it in the RRA.

“Registration Statement” means a registration statement or registration statements required pursuant to the RRA.

“Rule 144” means Rule 144 promulgated by the SEC under the Securities Act, as such rule may be amended from time to time, or any other similar or successor rule or regulation of the SEC that may at any time permit the Investors to sell securities of the Company to the public without registration.

“SEC” means Securities Exchange Commission.

“SEC Reports” has the meaning set forth in Section 4.11.

“Securities” means the Notes, the Warrants and the Extension Warrants.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiaries” means any Person in which the Company, directly or indirectly, (a) owns any of the outstanding capital stock or holds any equity or similar interest of such Person or (b) controls or operates all or any part of the business, operations or administration of such Person, and each of the foregoing, is individually referred to herein as a “Subsidiary.”

“Tax” or “Taxes” means all taxes, assessments, duties, levies or other charge imposed by any Governmental Authority of any kind whatsoever together with any interest, penalties, fines or additions thereto and any liability for payment of taxes whether as a result of (i) being a member of an affiliated, consolidated, combined, unitary or similar group for any period, (ii) any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any Person, (iii) being liable for another Person’s taxes as a transferee or successor otherwise for any period, or (iv) operation of Law.

“Transaction Documents” means, collectively, this Note, the Warrant, the RRA, and the Extension Warrant and all agreements, certificates, instruments and other documents to be executed and delivered in connection with the transactions contemplated by the Transaction Documents.

“U.S.” means the United States of America.

“U.S. Person” has the meaning set forth in Regulation S under the Securities Act.

SCHEDULE I

REPRESENTATIONS, WARRANTIES AND CONVENANTS OF THE COMPANY

(1) The Company shall file a Form D with respect to the Securities as required under Regulation D. The Company shall, on or before each Closing, take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to, qualify the Securities for sale to the Investors at each Closing pursuant to this Agreement under applicable securities or “blue sky” laws of the states of the United States (or to obtain an exemption from such qualification). Without limiting any other obligation of the Company under this Agreement, the Company shall timely make all filings and reports relating to the offer and sale of the Securities required under all applicable securities laws (including, without limitation, all applicable federal securities laws and all applicable “blue sky” laws), and the Company shall comply with all applicable federal, state and local laws, statutes, rules, regulations and the like relating to the offering and sale of the Securities to the Investors.

(2) Until the date on which the Investors shall have sold all of the Registrable Securities, the Company shall use its reasonable best efforts to timely file all reports required to be filed with the SEC pursuant to the Exchange Act, and the Company shall not terminate its status as an issuer required to file reports under the Exchange Act.

(3) The Company shall promptly secure the listing or designation for quotation (as the case may be) of all of the Registrable Securities upon each national securities exchange and automated quotation system, if any, upon which the Common Stock is then listed or designated for quotation (as the case may be) (subject to official notice of issuance) and shall maintain such listing or designation for quotation (as the case may be) of all Registrable Securities from time to time issuable under the terms of the Transaction Documents on such national securities exchange or automated quotation system. The Company shall maintain the Common Stock’s listing or authorization for quotation (as the case may be) on an Eligible Market for a minimum period of three (3) years following the Initial Closing. Neither the Company nor any of its Subsidiaries shall take any action which could be reasonably expected to result in the delisting or suspension of the Common Stock on an Eligible Market.

(4) So long as any Warrants and Extension Warrants remain outstanding, the Company shall take reasonable best efforts to at all times have authorized, and reserved for the purpose of issuance, no less than 100% of the maximum number of shares of Common Stock issuable upon exercise of all the outstanding Warrants and Extension Warrants.

(5) On or before the fourth (4th) Business Day after the date of this Agreement, the Company shall file a Current Report on Form 8-K describing all the material terms of the transactions contemplated by the Transaction Documents in the form required by the Exchange Act and attaching all the material Transaction Documents. From and after the filing of the 8-K Filing, the Company shall have disclosed all material, non- public information (if any) provided to any of the Investors by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by the Transaction Documents.

(6) No proceeds will be used to repay any amounts due by the Company in connection with the convertible notes issued by the Company in August of 2012.

SCHEDULE II

REPRESENTATIONS, WARRANTIES, AND COVENANTS OF THE HOLDER

(1) Such Investor has all requisite authority and power to enter into and deliver the Transaction Documents to which such Investor is a party, and any other certificate, agreement, document or instrument to be executed and delivered by such Investor in connection with the transactions contemplated hereby and thereby and to perform such Investor’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Transaction Documents have been, and each of them to which such Investor is a party will be, duly and validly authorized and approved, executed and delivered by such Investor.

(2) Assuming the Transaction Documents have been duly and validly authorized, executed and delivered by the parties hereto and thereto other than such Investor, Each of the Transaction Documents to which such Investor is a party are duly authorized, executed and delivered by such Investor, and constitutes the legal, valid and binding obligations of such Investor, enforceable against such Investor in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

(3) Neither the execution or delivery by such Investor of any Transaction Document to which such Investor is a party, nor the consummation or performance by such Investor of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the organizational documents of such Investor (if such Investor is not a natural person); (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, any agreement or instrument to which such Investor is a party or by which the properties or assets of such Investor are bound; or (c) contravene, conflict with, result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, impair the rights of such Investor under, or alter the obligations of any Person under, or create in any Person the right to terminate, amend, accelerate or cancel, or require any notice, report or other filing (whether with a Governmental Authority or any other Person) pursuant to, or result in the creation of a Lien on any of the assets or properties of the Company under, any note, bond, mortgage, indenture, Contract, lease, License, permit, franchise or other instrument or obligation to which such Investor is a party or any of such Investor’s assets and properties are bound or affected, except, in the case of clauses (b) or (c) for any such contraventions, conflicts, violations, or other occurrences as would not have a Material Adverse Effect on such Investor.

(4) There is no Action pending against, or to the Knowledge of such Investor, threatened against or affecting, such Investor by any Governmental Authority or other Person with respect to such Investor that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by the Transaction Documents.

(5) No Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against such Investor for any commission, fee or other compensation as a finder or broker, or in any similar capacity, based upon arrangements made by or on behalf of such Investor and such Investor will indemnify and hold the Company and its Affiliates harmless against any liability or expense arising out of, or in connection with, any such claim.

(6) Such Investor is acquiring such the Securities proposed to be acquired hereunder for investment for its own account and not with a view to the resale or distribution of any part thereof, and such Investor has no present intention of selling or otherwise distributing such Securities, except in compliance with applicable securities Laws.

(7) Such Investor understands that the Securities are characterized as “restricted securities” under the Securities Act inasmuch as any Transaction Document contemplates that, if acquired by the Shareholder pursuant hereto, the Securities would be acquired in a transaction not involving a public offering. The issuance of the Securities hereunder is being effected in reliance upon an exemption from registration afforded under Section 4(2) of the Securities Act, or Rule 506 of Regulation D or Regulation S. Such Investor further acknowledges that if the Securities are issued to such Investor in accordance with the provisions of the Transaction Documents, such Securities may not be resold without registration under the Securities Act or the existence of an exemption therefrom. Such Investor represents that he is familiar with Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

(8) Such Investor understands and agrees that the Securities to be issued pursuant to the Transaction Documents have not been registered under the Securities Act or the securities Laws of any state of the U.S.

(9) By its execution of the Transaction Documents, such Investor represents and warrants to the Company, either that: (i) such Investor is an Accredited Investor; or (ii) such Investor is not a U.S. Person. Such Investor understands that the Securities are being offered and sold to such Investor in reliance upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Investor set forth in the Transaction Documents, in order that the Company may determine the applicability and availability of the exemptions from registration of the Securities on which the Company is relying.

(10) Such Investor, severally and not jointly, further represents and warrants to the Company as follows: (i) such Person qualifies as an Accredited Investor; (ii) such Person consents to the placement of a legend on any certificate or other document evidencing the Securities substantially in the form set forth below in paragraph 14; (iii) such Person has sufficient knowledge and experience in finance, securities, investments and other business matters to be able to protect such Person’s or entity’s interests in connection with the transactions contemplated by the Transaction Documents; (iv) such Person has consulted, to the extent that it has deemed necessary, with its tax, legal, accounting and financial advisors concerning its investment in the Securities and can afford to bear such risks for an indefinite period of time, including, without limitation, the risk of losing its entire investment in the Securities; (v) such Person has had access to the SEC Reports; (vi) such Person has been furnished during the course of the transactions contemplated by the Transaction Documents with all other public information regarding the Company that such Person has requested and all such public information is sufficient for such Person to evaluate the risks of investing in the Securities; (vii) such Person has been afforded the opportunity to ask questions of and receive answers concerning the Company and the terms and conditions of the issuance of the Securities; (viii) such Person is not relying on any representations and warranties concerning the Company made by the Company or any officer, employee or agent of the Company, other than those contained in the Transaction Documents or the SEC Reports; (ix) such Person will not sell or otherwise transfer the Securities, unless either (A) the transfer of such securities is registered under the Securities Act or (B) an exemption from registration of such securities is available; (x) other than as set forth in the Transaction Documents, such Person understands and acknowledges that the Company is under no obligation to register the Securities for sale under the Securities Act; (xi) such Person represents that the address furnished herewith is the principal residence if he is an individual or its principal business address if it is a corporation or other entity; (xii) such Person understands and acknowledges that the Securities have not been recommended by any federal or state securities commission or regulatory authority, that the foregoing authorities have not confirmed the accuracy or determined the adequacy of any information concerning the Company that has been supplied to such Person and that any representation to the contrary is a criminal offense; and (xiii) such Person acknowledges that the representations, warranties and agreements made by such Person herein shall survive the execution and delivery of the Transaction Documents and the purchase of the Securities.

(11) Each Investor that is not a U.S. Person, severally and not jointly, further represents and warrants to the Company as follows: (i) at the time of (A) the offer by the Company and (B) the acceptance of the offer by such Person, of the Securities, such Person was outside the U.S; (ii) no offer to acquire the Securities or otherwise to participate in the transactions contemplated by the Transaction Documents was made to such Person or its representatives inside the U.S.; (iii) such Person is not purchasing the Securities for the account or benefit of any U.S. Person, or with a view towards distribution to any U.S. Person, in violation of the registration requirements of the Securities Act; (iv) such Person will make all subsequent offers and sales of the Securities either (A) outside of the U.S. in compliance with Regulation S; (B) pursuant to a registration under the Securities Act; or (C) pursuant to an available exemption from registration under the Securities Act; (v) such Person is acquiring the Securities for such Person’s own account, for investment and not for distribution or resale to others; (vi) such Person has no present plan or intention to sell the Securities in the U.S. or to a U.S. Person at any predetermined time, has made no predetermined arrangements to sell the Securities and is not acting as an underwriter or dealer with respect to such securities or otherwise participating in the distribution of such securities; (vii) neither such Person, its Affiliates nor any Person acting on behalf of such Person, has entered into, has the intention of entering into, or will enter into any put option, short position or other similar instrument or position in the U.S. with respect to the Securities at any time through the one year anniversary of the closing except in compliance with the Securities Act; (viii) such Person consents to the placement of a legend on any certificate or other document evidencing the Securities substantially in the form set forth in paragraph14 below and(ix) such Person is not acquiring the Securities in a transaction (or an element of a series of transactions) that is part of any plan or scheme to evade the registration provisions of the Securities Act.

(12) Such Investor will not transfer any or all of such Investor’s Securities pursuant to Regulation S or absent an effective registration statement under the Securities Act and applicable state securities law covering the disposition of such Investor’s Securities, without first providing the Company with an opinion of counsel (which counsel and opinion are reasonably satisfactory to the Company) to the effect that such transfer will be made in compliance with Regulation S or will be exempt from the registration and the prospectus delivery requirements of the Securities Act and the registration or qualification requirements of any applicable U.S. state securities laws

(13) Such Investor understands and acknowledges that the Company may refuse to transfer the Securities, unless such Investor complies with paragraph 14 below and any other restrictions on transferability set forth herein. Such Investor consents to the Company making a notation on its records or giving instructions to any transfer agent of the Company’s Common Stock in order to implement the restrictions on transfer of the Securities

(14) Such Investor hereby agrees with the Company as follows:

(a) The certificates evidencing the Securities issued to those Investors who are Accredited Investors, and each certificate issued in transfer thereof, will bear the following or similar legend:

[NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE [CONVERTIBLE] [EXERCISABLE] HAVE BEEN][THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN] REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL TO THE HOLDER (IF REQUESTED BY THE COMPANY), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES; PROVIDED THAT IN CONNECTION WITH ANY FORECLOSURE OR TRANSFER OF THE SECURITIES, THE TRANSFEROR SHALL COMPLY WITH THE PROVISIONS HEREIN, IN THE SUBSCRIPTION AGREEMENT, AND UPON FORECLOSURE OR TRANSFER OF THE SECURITIES, SUCH FORECLOSING PERSON OR TRANSFEREE SHALL COMPLY WITH ALL PROVISIONS CONTAINED HEREIN, IN THE SUBSCRIPTION AGREEMENT.

(b) The certificates evidencing the Securities issued to those Investors who are not U.S. Persons, and each certificate issued in transfer thereof, will bear the following legend:

[NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE [CONVERTIBLE] [EXERCISABLE] HAVE BEEN][THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN] REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL TO THE HOLDER (IF REQUESTED BY THE COMPANY), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO THE PROVISIONS OF REGULATION S UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES; PROVIDED THAT IN CONNECTION WITH ANY FORECLOSURE OR TRANSFER OF THE SECURITIES, THE TRANSFEROR SHALL COMPLY WITH THE PROVISIONS HEREIN, IN THE TRANSACTION DOCUMENTS, AND UPON FORECLOSURE OR TRANSFER OF THE SECURITIES, SUCH FORECLOSING PERSON OR TRANSFEREE SHALL COMPLY WITH ALL PROVISIONS CONTAINED HEREIN, IN THE TRANSACTION DOCUMENTS.

(c) Other Legends. The certificates representing such Securities, and each certificate issued in transfer thereof, will also bear any other legend required under any applicable Law, including, without limitation, any state corporate and state securities law, or contract.

(d) Certain Trading Activities. Such Investor has not directly or indirectly, nor has any person acting on behalf of or pursuant to any understanding with such Investor, engaged in any transactions in the securities of the Company (including, without limitation, Short Sales involving the Company’s securities) since the time that such Investor was first contacted by the Company regarding the investment in the Company contemplated herein. “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act (“Regulation SHO”) and all types of direct and indirect stock pledges, forward sales contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers (but shall not be deemed to include the location and/or reservation of borrowable shares of Common Stock).

(15) Unless such Investor resides, in the case of individuals, or is headquartered or formed, in the case of entities, in the U.S., such Investor acknowledges that the Company will not issue any Securities in compliance with the laws of any jurisdiction outside of the U.S. and the Company makes no representation or warranty that any Securities issued outside of the U.S. have been offered or sold in compliance with the laws of the jurisdiction into which such Securities were issued. Any Investor not a resident of or formed in the U.S. warrants to the Company that no filing is required by the Company with any governmental authority in such Investor’s jurisdiction in connection with the transactions contemplated hereby. If such Investor is domiciled or was formed outside of the U.S., such Investor has satisfied itself as to the full observance of the laws of its jurisdiction in connection with the acquisition of the Securities or any use of Transaction Documents, including (i) the legal requirements within its jurisdiction for the purchase of the Securities, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Securities. If such Investor is domiciled or was formed outside the U.S., such Investor’s acquisition of and payment for, and its continued ownership of the Securities, will not violate any applicable securities or other laws of his, her or its jurisdiction.

(16) No representation or warranty of such Investor contained in the Transaction Documents and no statement or disclosure made by or on behalf of such Investor to the Company or any of its Subsidiaries pursuant to the Transaction Documents herein contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.